Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Salans FMC SNR Denton dentons.com

July 17, 2015

Board of Directors
Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622

Re:	Sale of securities registered pursuant to Registration Statement on Form S-3 (File No. 333-196420)

Ladies and Gentlemen:

We have acted as counsel to Discovery Laboratories, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3, File No. 333-196420, (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus supplement to be filed pursuant to Rule 424(b) under the Act, dated as of July 17, 2015 (the “Prospectus Supplement”), under which (i) an aggregate of 16,333,333 Series A units, with each Series A unit consisting of one share (each a “Share” and collectively the “Shares”) of the common stock of the Company, par value $0.001 per share (“Common Stock”), and one Series A warrant to purchase one share of Common Stock (the “Series A Warrants”), and (ii) an aggregate of 42,000,000 Series B units, with each Series B unit consisting of one Pre-Funded Series B warrant to purchase one share of Common Stock (the “Pre-Funded Series B Warrants”) and one Series B warrant to purchase one share of Common Stock (the “Series B Warrants”), have been registered, to be sold by the Company pursuant to an underwritten public offering.  The Series A Warrants, the Pre-Funded Series B Warrants and the Series B Warrants are collectively referred to herein as the “Warrants.”  The shares of Common Stock issuable upon exercise of the Warrants are collectively referred to herein as the “Warrant Shares.”  The Shares, Warrants and Warrant Shares are collectively referred to herein as the “Securities.”

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated By-Laws, (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (such prospectus and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Securities, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Discovery Laboratories, Inc. July 17, 2015 Page 2	Salans FMC SNR Denton dentons.com

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant that:

1. The Shares, have been duly authorized and, when, sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

2. The Warrants, when sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued and will be valid and binding obligations of the Company.

3. The Warrant Shares, when sold and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, will be will be validly issued, fully paid and nonassessable.

Our opinions are subject to the effect of Federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding local laws), Delaware corporate law and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP